UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2008

THE NATIONAL BANK OF INDIANAPOLIS CORPORATION
 (Exact name of registrant as specified in its charter)

Indiana	000-21671	35-1887991
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

107 North Pennsylvania Street, Suite 700 Indianapolis, Indiana	46204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 261-9000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) 2008 Annual Salaries and Benefits. On January 4, 2008, the Compensation Committee of The National Bank of Indianapolis Corporation (the “Company”) and The National Bank of Indianapolis, a wholly-owned subsidiary of the Company (the “Bank”) set the 2008 annual base salary of the Company’s named executive officers as set forth below.

Name and Title	2008 Salary

Morris L. Maurer, Chief Executive Officer and President of the Company and the Bank	$336,135

Philip B. Roby, Chief Operating Officer and Executive Vice President of the Company and the Bank	$297,390

Debra L. Ross, Chief Financial Officer of the Company and the Bank	$190,500

Mark E. Bruin, Chief Client Officer of the Bank	$226,013

Terry K. Scott, Chief Credit Officer of the Bank	$132,300

In addition, each named executive officers will receive group life insurance of two times his or her respective salary (with a $400,000 maximum), group long term disability insurance, and a parking subsidy. The aggregate annual cost to the Company of these benefits is projected to be approximately $11,500.

2007 Bonus Amounts. On January 4, 2008 the Company also approved the bonus amounts payable to the named executive officers for 2007 under the 2007 Bank Incentive Plan, the 2007 Bank Discretionary Bonus Plan, and the 2007 Top Management Bonus Plan. All of the named executive officers participated in the 2007 Bank Incentive Plan. Only Messrs. Maurer and Roby and Ms. Ross participated in the 2007 Top Management Bonus Plan. Messrs. Maurer and Roby and Ms. Ross did not participate in the 2007 Bank Discretionary Bonus Plan.

	Incentive	Discretionary	Top Management	Total
Name	Plan Bonus	Plan Bonus	Plan Bonus	2007 Bonus

Morris L. Maurer	$42,621	-0-	$64,026	$106,647

Philip B. Roby	$36,836	-0-	$42,484	$79,320

Debra L. Ross	$21,921	-0-	$24,750	$46,671

Mark E. Bruin	$28,326	$4,000	-0-	$32,326

Terry K. Scott	$16,704	$3,000	-0-	$19,704

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2008

THE NATIONAL BANK OF INDIANAPOLIS CORPORATION

By: /s/ Debra L. Ross
Debra L. Ross, Chief Financial Officer

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